Exhibit 99.2

news release	Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
http://www.humana.com

FOR MORE INFORMATION CONTACT:

Regina Nethery
Humana Investor Relations
(502) 580-3644 e-mail: Rnethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674 e-mail: Tnoland@humana.com

Humana Reports First Quarter 2013 Financial Results;

Raises Full Year EPS Guidance; Comments on 2014

•	1Q13 EPS of $2.95 exceeds management’s expectations

•	2013 EPS guidance raised to range of $8.40 to $8.60

•	2014 earnings growth uncertain

•	Share repurchase authorization reset to $1 billion

LOUISVILLE, KY (May 1, 2013) – Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended March 31, 2013 (1Q13) of $2.95, compared to $1.49 per share for the quarter ended March 31, 2012 (1Q12). Results for 1Q13 exceeded management’s previous expectations of $1.75 to $1.85 primarily due to outperformance across the company’s portfolio of businesses as well as the beneficial effect of certain discrete items and a lower-than-projected tax rate.

The company’s results for 1Q13 included the beneficial effect of settlement of contract claims with the Department of Defense (DoD) related to previously-disclosed litigation and a delay in the implementation of sequestration for the company’s Medicare business – neither of which was anticipated in management’s previous financial guidance. The beneficial effect of these items upon 1Q13 results was approximately $66 million on a pretax basis, or $0.26 per diluted common share.

The company now anticipates EPS for the year ending December 31, 2013 (FY13) to be in the range of $8.40 to $8.60 versus management’s previous guidance of $7.60 to $7.80. This increase reflects the better-than-expected first quarter results partially offset by higher-than-previously projected investment spending for the company’s integrated care delivery model and health care exchanges during the latter half of 2013.

“Our better-than-expected earnings this quarter are a testament to the benefits of our focus on further developing our new member and chronic care clinical programs – key elements of our integrated care delivery model,” said Bruce D. Broussard, President and Chief Executive Officer of Humana. “We expect this model will allow us to maintain and improve the economic value proposition we provide, which we believe will enable long-term earnings growth. On the immediate horizon, while the final 2014 Medicare rate notice remedied some aspects of the major reduction that was initially proposed, funding challenges continue, making 2014 earnings growth uncertain at this time.”

CONSOLIDATED HIGHLIGHTS

Consolidated revenues

1Q13 consolidated revenues were $10.49 billion, an increase of 2.6 percent from $10.22 billion in 1Q12, with total premiums and services revenue also up 2.6 percent compared to the prior year’s quarter. The year-over-year increase in premiums and services revenue was primarily driven by higher Retail and Employer Group segment revenues resulting from higher average individual and group Medicare membership, partially offset by the company’s new South Region TRICARE contract being accounted for as self-funded versus fully-insured for the previous contract. The new contract became effective on April 1, 2012.

Consolidated benefits expense

The 1Q13 consolidated benefit ratio (benefits expense as a percent of premiums) of 83.0 percent declined by 240 basis points from 85.4 percent for the prior year’s quarter due primarily to lower benefit ratios in both the Retail and Employer Group segments, both of which benefitted from favorable weekday seasonality and a higher level of favorable prior period development. The company experienced favorable prior-period development in its medical claims reserves of approximately $266 million in 1Q13 compared to $141 million in 1Q12.

Consolidated operating expenses

The consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 13.9 percent for 1Q13 increased from 13.7 percent in 1Q12 primarily due to substantial reductions in this operating metric for the Retail and Employer Group Segments being more than offset by the impact of the accounting for the company’s new South Region TRICARE contract in the company’s Other Businesses.

Balance sheet

At March 31, 2013, the company had cash, cash equivalents, and investment securities of $11.36 billion, up $210 million from $11.15 billion at December 31, 2012 reflecting higher average invested balances associated with higher average medical membership.

Parent company cash and short-term investments of $202 million at March 31, 2013 decreased $144 million from $346 million at December 31, 2012, primarily reflecting share repurchases and cash dividends during 1Q13.

Days in claims payable of 49.0 at March 31, 2013 increased slightly from 48.5 days at December 31, 2012.

Debt-to-total capitalization at March 31, 2013 was 22.2 percent, down 60 basis points from 22.8 percent at December 31, 2012 primarily driven by higher capitalization associated with 1Q13 earnings.

Cash flows from operations

Cash flows provided by operations for 1Q13 were $412 million compared to cash flows provided by operations of $2.35 billion in 1Q12. The company also evaluates operating cash flows on a non-GAAP basis:

Net cash from operating activities (in millions)	1Q13 Cash Flows	1Q12 Cash Flows
GAAP	$412	$2,346
Timing of premium payment from CMS (a)	—	(2,015)
Non-GAAP (b)	$412	$331

The year-over-year increase in the non-GAAP cash flows from operations is due primarily to higher net income partially offset by the effect on cash flows of changes in working capital accounts.

Share repurchases

During 1Q13, the company executed share repurchases of $81 million, or 1,205,600 of its outstanding shares, at an average price of $67.60 per share under a previously approved authorization. In April 2013, the Board of Directors replaced its previous share repurchase authorization (of which approximately $557 million remained unused) with a new $1 billion repurchase authorization with an expiration date of June 30, 2015.

Cash dividends

During 1Q13, the company paid cash dividends to its stockholders totaling approximately $42 million.

Business segment reclassifications

Beginning on January 1, 2013, the company reclassified its HumanaVitality, Lifesynch, Limited Income Newly Eligible Transition (LI-NET) and state-based Medicaid businesses to correspond with internal management reporting changes for the related operations. Additionally, the company renamed its Health and Well-Being Services segment as Healthcare Services. Segment results of prior periods were recast to conform to the current presentation. Those recast segment results are included in the statistical pages of this earnings press release.

RETAIL SEGMENT

This segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products, marketed directly to individuals including the company’s contract with CMS to administer the LI-NET program and contracts for state-based Medicaid members.

Retail Segment Highlights

Pretax results:

•

Retail Segment pretax income of $350 million in 1Q13 compares to $128 million in 1Q12, an increase of $222 million. This increase was primarily due to membership and premium growth and lower benefit and operating cost ratios. Retail Segment results for 1Q13 include the beneficial effect of $193 million in favorable prior-period medical claims reserve development compared to $116 million in 1Q12.

Enrollment:

•

Individual Medicare Advantage membership was 2,012,100 as of March 31, 2013, an increase of 128,300 members, or 6.8 percent from 1,883,800 at March 31, 2012 and up 84,500, or 4.4 percent from 1,927,600 at December 31, 2012, primarily due to a successful enrollment season associated with the 2013 plan year.

•

Individual Medicare Advantage net membership growth during 1Q13 included the divestiture of 12,600 members acquired with the March 2012 Arcadian Management Services, Inc. transaction, in accordance with the company’s previously disclosed agreement with the United States Department of Justice.

•

Membership in the company’s stand-alone Prescription Drug Plans (PDPs) was 3,202,300 at March 31, 2013, up 261,700, or 8.9 percent compared to 2,940,600 at March 31, 2012 and up 149,600, or 4.9 percent from 3,052,700 at December 31, 2012. These increases resulted primarily from growth in the company’s innovative Humana-Walmart plan offering.

•

HumanaOne® medical membership increased to 460,800 at March 31, 2013, an increase of 18,800, or 4.3 percent, from 442,000 at March 31, 2012 and up 16,800, or 3.8 percent from 444,000 at December 31, 2012.

•

Medical membership in state-based Medicaid plans increased to 73,300 at March 31, 2013, an increase of 27,200, or 59.0 percent, from 46,100 at March 31, 2012 and up 21,200, or 40.7 percent, from 52,100 at December 31, 2012, primarily driven by the addition of the company’s recently awarded Kentucky Medicaid contract on January 1, 2013.

•

Membership in individual specialty products(c) of 959,600 at March 31, 2013 increased 111,700, or 13.2 percent, from 847,900 at March 31, 2012 and increased 10,900, or 1.1 percent, from 948,700 at December 31, 2012, primarily driven by increased membership in dental and vision offerings.

Premiums and services revenue:

•

1Q13 premiums and services revenue for the Retail Segment was $6.91 billion, an increase of 12.2 percent from $6.15 billion in 1Q12. The increase was primarily the result of 9.4 percent higher average individual Medicare Advantage membership year over year together with a 2.9 percent average increase in the per member premium for Medicare Advantage.

Benefits expense:

•

The 1Q13 benefit ratio for the Retail Segment was 85.9 percent, a decrease of 160 basis points from 87.5 percent in 1Q12. The year-over-year decrease was primarily due to a decline in the benefit ratio associated with the company’s Medicare Advantage and stand-alone PDP businesses primarily driven by an increase in favorable prior-period medical claims reserve development and favorable weekday seasonality in 1Q13 versus 1Q12.

Operating costs:

•

The Retail Segment’s operating cost ratio of 8.9 percent in 1Q13 decreased 150 basis points from 10.4 percent in 1Q12. The decrease was primarily the result of cost efficiencies resulting from higher average membership as well as the company’s continued focus on operating cost efficiencies.

EMPLOYER GROUP SEGMENT

This segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products, as well as administrative services only (ASO) products and health and productivity solutions businesses primarily marketed to employer groups.

Employer Group Segment Highlights

Pretax results:

•

Employer Group Segment pretax income of $205 million in 1Q13 compares to pretax income of $129 million in 1Q12, and reflects improved benefit and operating cost ratios for this segment. Employer Group Segment results for 1Q13 include the beneficial effect of $76 million in favorable prior-period medical claims reserve development compared to $15 million in 1Q12.

Enrollment:

•

Fully-insured group Medicare Advantage membership was 412,800 at March 31, 2013, an increase of 55,100 members, or 15.4 percent, from 357,700 at March 31, 2012 and up 42,000, or 11.3 percent, from 370,800 at December 31, 2012, reflecting on-going success in demonstrating the company’s value proposition for retirees to employers. On January 1, 2013, the company lost its sole ASO group Medicare Advantage account which had 28,100 members at March 31, 2012 and 27,700 members at December 31, 2012.

•

Group fully-insured commercial medical membership increased to 1,197,800 at March 31, 2013, an increase of 15,000, or 1.3 percent, from 1,182,800 at March 31, 2012 and down 14,000, or 1.2 percent, from 1,211,800 at December 31, 2012, as increases in small group business membership were generally offset by lower membership in large group accounts. Approximately 60 percent of group fully-insured commercial medical membership was in small group accounts at March 31, 2013 versus 57 percent at March 31, 2012 and 59 percent at December 31, 2012.

•

Group ASO commercial medical membership declined to 1,200,800 at March 31, 2013, a decrease of 35,800, or 2.9 percent, from 1,236,600 at March 31, 2012 and down 36,900, or 3.0 percent, from 1,237,700 at December 31, 2012. This decline reflected a continuation of discipline in pricing services for self-funded accounts amid a highly competitive environment.

•

Membership in Employer Group specialty products(c) increased to 7,274,000 at March 31, 2013, an increase of 424,700, or 6.2 percent, from 6,849,300 at March 31, 2012 and was up 137,800, or 1.9 percent, from 7,136,200 at December 31, 2012. This increase primarily resulted from increased cross-sales of the company’s specialty products to its medical membership and growth in stand-alone specialty product sales.

Premiums and services revenue:

•

1Q13 premiums and services revenue for the Employer Group Segment were $2.83 billion, up 7.8 percent from $2.63 billion in 1Q12, primarily reflecting the impacts of higher average group Medicare Advantage and commercial fully-insured membership.

Benefits expense:

•

The 1Q13 benefit ratio for the Employer Group Segment was 79.6 percent, a decrease of 160 basis points from 81.2 percent for 1Q12. The year-over-year decrease in the benefit ratio primarily reflected an increase in favorable prior-period medical claims reserve development and more favorable weekday seasonality in 1Q13 than in 1Q12.

Operating costs:

•

The Employer Group Segment’s operating cost ratio was 15.5 percent in 1Q13, a decline of 110 basis points from 16.6 percent in 1Q12, primarily reflecting a higher percentage of members in group Medicare Advantage plans (which carry a lower operating cost ratio than commercial fully-insured group accounts) as well as cost savings associated with operating cost reduction initiatives.

HEALTHCARE SERVICES SEGMENT (formerly Health and Well-Being Services Segment)

This segment includes services offered to the company’s health plan members as well as to third parties including provider services, pharmacy solutions and mail-order pharmacy, integrated behavioral health services, and home care services.

Healthcare Services Segment Highlights

Pretax results:

•

Healthcare Services Segment pretax income of $125 million in 1Q13 was essentially flat to 1Q12, as revenue growth and the profit contribution from the Metropolitan Health Networks, Inc. (Metropolitan) acquisition were generally offset by costs incurred in expanding our integrated care delivery model.

Revenues:

•

Revenues of $3.72 billion in 1Q13 for the Healthcare Services Segment increased $434 million, or 13.2 percent from $3.28 billion in 1Q12, primarily due to the company’s acquisitions of Metropolitan and other provider businesses as well as growth in the company’s pharmacy solutions business.

Operating costs:

•	The Healthcare Services Segment’s operating cost ratio of 95.7 percent in 1Q13 was relatively unchanged from 95.6 percent in 1Q12.

OTHER BUSINESSES

The Other Businesses category consists of the company’s military services, Puerto Rico Medicaid, and closed-block long-term care businesses. The military services business consists primarily of the company’s TRICARE South Region contract.

Other Businesses Highlights

Pretax results:

•

Other Businesses reported pretax income of $58 million in 1Q13 versus pretax income of $5 million in 1Q12, primarily due to the beneficial effect of the $48 million favorable settlement discussed above.

•

On April 1, 2012, the company’s new South Region TRICARE contract became effective with the DoD. The company’s new contract is structured similar to self-funded products versus a fully-insured structure for the company’s previous South Region TRICARE contract with the DoD. This change resulted in significant volatility in year-over-year comparisons for the company’s Other Businesses.

Footnotes

(a)	Generally, when the first day of a month falls on a weekend or holiday, with the exception of January 1 (New Year’s Day), the company receives this payment on the last business day of the previous month. Consequently, 1Q12 cash flows included four monthly Medicare payments compared to three monthly Medicare payments during 1Q13.
(b)	The company has included certain financial measures that are not in accordance with Generally Accepted Accounting Principles (GAAP) in its summary of financial results within this earnings press release. The company believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Internally, management uses these non-GAAP financial measures as indicators of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
(c)	The company provides a full range of insured specialty products including dental, vision and other supplemental health and financial protection products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at www.humana.com. The company suggests web participants sign on at least 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in at least ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive may be accessed via the Historical Webcasts & Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•

If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of health care services delivered to its members, if the company is unable to implement clinical initiatives to provide a better health care experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in payment patterns and medical cost trends.

•

If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives (given the concentration of the company’s revenues in the Medicare business), the company’s business may be materially adversely affected.

•

If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•	Humana’s business may be materially adversely impacted by CMS’s adoption of a new coding set for diagnoses (commonly known as ICD-10).

•

Humana is involved in various legal actions and governmental and internal investigations, any of which, if resolved unfavorably to the company, could result in substantial monetary damages. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•

As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government health care programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government-determined payment rates or other changes in the governmental programs in which Humana participates.

•

Recently enacted health insurance reform, including The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products (and particularly how the ratio may apply to Medicare plans, including aggregation, credibility thresholds, and its possible application to prescription drug plans), lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible federal premium tax and other assessments; financial position, including the company’s ability to maintain the value of its goodwill; and cash flows. In addition, if the new non-deductible federal premium tax and other assessments, including a three-year commercial reinsurance fee, were imposed as enacted, and if Humana is unable to adjust its business model to address these new taxes and assessments, such as through the reduction of the company’s operating costs, there can be no assurance that the non-deductible federal premium tax and other assessments would not have a material adverse effect on the company’s results of operations, financial position, and cash flows.

•

Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•	Any failure to manage operating costs could hamper Humana’s profitability.

•	Any failure by Humana to manage acquisitions and other significant transactions successfully may have a material adverse effect on its results of operations, financial position, and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from its subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	Changes in economic conditions could adversely affect Humana’s business and results of operations.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

•	Given the current economic climate, Humana’s stock and the stock of other companies in the insurance industry may be increasingly subject to stock price and trading volume volatility.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2012;

•	Form 8-Ks filed during 2013.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is a leading health care company that offers a wide range of insurance products and health and wellness services that incorporate an integrated approach to lifelong well-being. By leveraging the strengths of its core businesses, Humana believes it can better explore opportunities for existing and emerging adjacencies in health care that can further enhance wellness opportunities for the millions of people across the nation with whom the company has relationships.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

•	Annual reports to stockholders;

•	Securities and Exchange Commission filings;

•	Most recent investor conference presentations;

•	Quarterly earnings news releases;

•	Replays of most recent earnings release conference calls;

•	Calendar of events (including upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors);

•	Corporate Governance information.

Humana Inc. – Earnings Guidance Points as of May 1, 2013

(in accordance with Generally Accepted Accounting Principles)	For the year ending December 31, 2013	Comments

Diluted earnings per common share (EPS)
Full Year	$8.40 to $8.60
Second Quarter	$2.40 to $2.50

Revenues
Consolidated	$41.0 billion to $41.5 billion	Includes expected investment income in the range of $365 million to $385 million
Retail Segment	$26.75 billion to $27.25 billion
Employer Group Segment Healthcare Services Segment Other Businesses	$11.0 billion to $11.5 billion $15.0 billion to $15.5 billion $1.3 billion to $1.5 billion

Segment-level revenue estimates reflect the business segment reclassifications discussed in this press release. Additionally, segment-level revenues include intersegment amounts that eliminate in consolidation.

Ending medical membership versus prior year end
Retail Segment
Medicare Advantage	Up 120,000 to 130,000

Includes the January 1, 2013 disposition of 12,600 Medicare Advantage members acquired in the March 2012 Arcadian transaction in accordance with the company’s previously disclosed agreement with the United States Department of Justice.

Medicare stand-alone PDPs (excl. LI-NET)	Up 170,000 to 190,000
HumanaOne	Down 10,000 to 20,000
Medicare Supplement	Up 15,000 to 25,000
Employer Group Segment
Medicare Advantage fully-insured	Up 50,000 to 60,000
Medicare Advantage ASO	Down 28,000
Commercial fully-insured	Relatively unchanged
Commercial ASO	Down 60,000 to 70,000

Benefit ratios Retail Segment Employer Group Segment	84.5% to 85.0% 84.5% to 85.0%	Benefits expense as a percent of premiums. Ratio estimates reflect the business segment reclassifications discussed in this press release.

Operating cost ratios Consolidated Healthcare Services Segment	14.75% to 15.25% 95.5% to 96.0%	Operating costs as a percent of total revenues excluding investment income

Consolidated depreciation and amortization (D&A) Income statement Cash flows statement	$330 million to $350 million $415 million to $435 million	Certain D&A is included in benefits expense on the income statement but shown as a non-cash item on the cash flows statement

Humana Inc. – Earnings Guidance Points as of May 1, 2013

(in accordance with Generally Accepted Accounting Principles)	For the year ending December 31, 2013	Comments

Consolidated interest expense	$140 million to $145 million

Pretax results		Segment-level pretax results and margins include the impact of net investment income
Retail Segment	$1.3 billion to $1.4 billion; Approximately 5% pretax margin

Employer Group Segment	$190 million to $210 million; Approximately 2% pretax margin

Healthcare Services Segment	$525 million to $550 million; Approximately 3.5% pretax margin

Effective Tax Rate	Approximately 36%

Diluted shares	Approximately 161 million	Projections exclude the impact of future share repurchases

Cash flows from operations	$1.9 billion to $2.1 billion

Capital expenditures	$425 million to $450 million

Humana Inc.

Statistical Schedules

And

Supplementary Information

1Q13 Earnings Release

Humana Inc.

Statistical Schedules and Supplementary Information

1Q13 Earnings Release

Contents

Page	Description

S-3	Consolidated Statements of Income
S-4-5	Quarterly Segment Financial Information
S-6-8	Quarterly Segment Financial Information (Recast)
S-9	FY12 Segment Financial Information (Recast)
S-10	Consolidated Balance Sheets
S-11	Consolidated Statements of Cash Flows
S-12	Key Income Statement Ratios and Segment Operating Results
S-13-14	Healthcare Services Segment Metrics
S-15	Membership Detail
S-16	Premiums and Services Revenue Detail
S-17	Medicare Summary
S-18	Investments
S-19-21	Benefits Payable Detail and Statistics
S-22	Footnotes

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Three Months Ended March 31,		Dollar	Percentage
	2013	2012	Change	Change
Revenues:
Premiums	$9,868	$9,775	$93	1.0%
Services	525	350	175	50.0%
Investment income	93	94	(1)	-1.1%

Total revenues	10,486	10,219	267	2.6%

Operating expenses:
Benefits	8,195	8,350	(155)	-1.9%
Operating costs	1,446	1,383	63	4.6%
Depreciation and amortization	80	70	10	14.3%

Total operating expenses	9,721	9,803	(82)	-0.8%

Income from operations	765	416	349	83.9%
Interest expense	35	26	9	34.6%

Income before income taxes	730	390	340	87.2%
Provision for income taxes	257	142	115	81.0%

Net income	$473	$248	$225	90.7%

Basic earnings per common share	$2.97	$1.51	$1.46	96.7%
Diluted earnings per common share	$2.95	$1.49	$1.46	98.0%
Shares used in computing basic earnings per common share (000’s)	158,917	163,717
Shares used in computing diluted earnings per common share (000’s)	160,403	166,088

Humana Inc.

1Q13 Segment Financial Information

In millions

		Employer	Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Medicare Advantage	$5,736	$1,190	$—	$—	$—	$6,926
Medicare stand-alone PDP	761	2	—	—	—	763

Total Medicare	6,497	1,192	—	—	—	7,689

Fully-insured	279	1,268	—	—	—	1,547
Specialty	49	275	—	—	—	324
Military services	—	—	—	11	—	11
Medicaid and other (A)	79	—	—	218	—	297

Total premiums	6,904	2,735	—	229	—	9,868

Services revenue:
Provider	—	4	306	—	—	310
ASO and other (B)	2	84	—	120	—	206
Pharmacy	—	—	9	—	—	9

Total services revenue	2	88	315	120	—	525

Total revenues—external customers	6,906	2,823	315	349	—	10,393

Intersegment revenues
Services	—	11	2,749	—	(2,760)	—
Products	—	—	654	—	(654)	—

Total intersegment revenues	—	11	3,403	—	(3,414)	—

Investment income	18	11	—	15	49	93

Total revenues	6,924	2,845	3,718	364	(3,365)	10,486

Operating expenses:
Benefits	5,929	2,177	—	187	(98)	8,195
Operating costs	613	440	3,557	115	(3,279)	1,446
Depreciation and amortization	32	23	36	4	(15)	80

Total operating expenses	6,574	2,640	3,593	306	(3,392)	9,721

Income from operations	350	205	125	58	27	765
Interest expense	—	—	—	—	35	35

Income (loss) before income taxes	$350	$205	$125	$58	$(8)	$730

Benefit ratio	85.9%	79.6%		81.7%		83.0%
Operating cost ratio	8.9%	15.5%	95.7%	33.0%		13.9%

Humana Inc.

1Q12 Segment Financial Information (Recast) (C)

In millions

		Employer	Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Medicare Advantage	$5,093	$1,025	$—	$—	$—	$6,118
Medicare stand-alone PDP	726	2	—	—	—	728

Total Medicare	5,819	1,027	—	—	—	6,846

Fully-insured	244	1,242	—	—	—	1,486
Specialty	38	260	—	—	—	298
Military services	—	—	—	893	—	893
Medicaid and other (A)	46	—	—	206	—	252

Total premiums	6,147	2,529	—	1,099	—	9,775

Services revenue:
Provider	—	2	231	—	—	233
ASO and other (B)	6	89	—	18	—	113
Pharmacy	—	—	4	—	—	4

Total services revenue	6	91	235	18	—	350

Total revenues—external customers	6,153	2,620	235	1,117	—	10,125

Intersegment revenues
Services	—	10	2,465	—	(2,475)	—
Products	—	—	584	—	(584)	—

Total intersegment revenues	—	10	3,049	—	(3,059)	—

Investment income	19	10	—	14	51	94

Total revenues	6,172	2,640	3,284	1,131	(3,008)	10,219

Operating expenses:
Benefits	5,377	2,053	—	1,016	(96)	8,350
Operating costs	637	436	3,140	106	(2,936)	1,383
Depreciation and amortization	30	22	19	4	(5)	70

Total operating expenses	6,044	2,511	3,159	1,126	(3,037)	9,803

Income from operations	128	129	125	5	29	416
Interest expense	—	—	—	—	26	26

Income before income taxes	$128	$129	$125	$5	$3	$390

Benefit ratio	87.5%	81.2%		92.4%		85.4%
Operating cost ratio	10.4%	16.6%	95.6%	9.5%		13.7%

Humana Inc.

2Q12 Segment Financial Information (Recast) (C)

In millions

		Employer	Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Medicare Advantage	$5,308	$1,011	$—	$—	$—	$6,319
Medicare stand-alone PDP	745	2	—	—	—	747

Total Medicare	6,053	1,013	—	—	—	7,066

Fully-insured	250	1,247	—	—	—	1,497
Specialty	42	262	—	—	—	304
Military services	—	—	—	44	—	44
Medicaid and other (A)	45	—	—	210	—	255

Total premiums	6,390	2,522	—	254	—	9,166

Services revenue:
Provider	—	2	243	—	—	245
ASO and other (B)	5	89	—	91	—	185
Pharmacy	—	—	4	—	—	4

Total services revenue	5	91	247	91	—	434

Total revenues—external customers	6,395	2,613	247	345	—	9,600

Intersegment revenues
Services	1	7	2,359	—	(2,367)	—
Products	—	—	591	—	(591)	—

Total intersegment revenues	1	7	2,950	—	(2,958)	—

Investment income	20	10	—	15	54	99

Total revenues	6,416	2,630	3,197	360	(2,904)	9,699

Operating expenses:
Benefits	5,378	2,063	—	301	(90)	7,652
Operating costs	638	428	3,049	111	(2,842)	1,384
Depreciation and amortization	33	22	20	4	(6)	73

Total operating expenses	6,049	2,513	3,069	416	(2,938)	9,109

Income (loss) from operations	367	117	128	(56)	34	590
Interest expense	—	—	—	—	26	26

Income (loss) before income taxes	$367	$117	$128	$(56)	$8	$564

Benefit ratio	84.2%	81.8%		118.5%		83.5%
Operating cost ratio	10.0%	16.3%	95.4%	32.2%		14.4%

Humana Inc.

3Q12 Segment Financial Information (Recast) (C)

In millions

		Employer	Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Medicare Advantage	$5,203	$1,023	$—	$—	$—	$6,226
Medicare stand-alone PDP	699	2	—	—	—	701

Total Medicare	5,902	1,025	—	—	—	6,927

Fully-insured	255	1,256	—	—	—	1,511
Specialty	45	271	—	—	—	316
Military services	—	—	—	69	—	69
Medicaid and other (A)	47	—	—	218	—	265

Total premiums	6,249	2,552	—	287	—	9,088

Services revenue:
Provider	—	3	268	—	—	271
ASO and other (B)	6	88	—	99	—	193
Pharmacy	—	—	3	—	—	3

Total services revenue	6	91	271	99	—	467

Total revenues—external customers	6,255	2,643	271	386	—	9,555

Intersegment revenues
Services	1	5	2,306	—	(2,312)	—
Products	—	—	602	—	(602)	—

Total intersegment revenues	1	5	2,908	—	(2,914)	—

Investment income	19	11	—	14	52	96

Total revenues	6,275	2,659	3,179	400	(2,862)	9,651

Operating expenses:
Benefits	5,150	2,168	—	232	(83)	7,467
Operating costs	675	421	3,013	108	(2,809)	1,408
Depreciation and amortization	32	23	22	4	(6)	75

Total operating expenses	5,857	2,612	3,035	344	(2,898)	8,950

Income from operations	418	47	144	56	36	701
Interest expense	—	—	—	—	26	26

Income before income taxes	$418	$47	$144	$56	$10	$675

Benefit ratio	82.4%	85.0%		80.8%		82.2%
Operating cost ratio	10.8%	15.9%	94.8%	28.0%		14.7%

Humana Inc.

4Q12 Segment Financial Information (Recast) (C)

In millions

		Employer	Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Medicare Advantage	$5,184	$1,005	$—	$—	$—	$6,189
Medicare stand-alone PDP	683	2	—	—	—	685

Total Medicare	5,867	1,007	—	—	—	6,874

Fully-insured	255	1,251	—	—	—	1,506
Specialty	46	277	—	—	—	323
Military services	—	—	—	11	—	11
Medicaid and other (A)	47	—	—	219	—	266

Total premiums	6,215	2,535	—	230	—	8,980

Services revenue:
Provider	—	5	266	—	—	271
ASO and other (B)	7	92	—	100	—	199
Pharmacy	—	—	5	—	—	5

Total services revenue	7	97	271	100	—	475

Total revenues—external customers	6,222	2,632	271	330	—	9,455

Intersegment revenues
Services	—	9	2,394	—	(2,403)	—
Products	—	—	565	—	(565)	—

Total intersegment revenues	—	9	2,959	—	(2,968)	—

Investment income	21	11	—	15	55	102

Total revenues	6,243	2,652	3,230	345	(2,913)	9,557

Operating expenses:
Benefits	5,143	2,187	—	253	(67)	7,516
Operating costs	817	459	3,138	111	(2,870)	1,655
Depreciation and amortization	35	22	26	4	(10)	77

Total operating expenses	5,995	2,668	3,164	368	(2,947)	9,248

Income (loss) from operations	248	(16)	66	(23)	34	309
Interest expense	—	—	—	—	27	27

Income (loss) before income taxes	$248	$(16)	$66	$(23)	$7	$282

Benefit ratio	82.8%	86.3%		110.0%		83.7%
Operating cost ratio	13.1%	17.4%	97.2%	33.6%		17.5%

Humana Inc.

FY 2012 Segment Financial Information (Recast) (C)

In millions

		Employer	Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Medicare Advantage	$20,788	$4,064	$—	$—	$—	$24,852
Medicare stand-alone PDP	2,853	8	—	—	—	2,861

Total Medicare	23,641	4,072	—	—	—	27,713

Fully-insured	1,004	4,996	—	—	—	6,000
Specialty	171	1,070	—	—	—	1,241
Military services	—	—	—	1,017	—	1,017
Medicaid and other (A)	185	—	—	853	—	1,038

Total premiums	25,001	10,138	—	1,870	—	37,009

Services revenue:
Provider	—	12	1,008	—	—	1,020
ASO and other (B)	24	358	—	308	—	690
Pharmacy	—	—	16	—	—	16

Total services revenue	24	370	1,024	308	—	1,726

Total revenues—external customers	25,025	10,508	1,024	2,178	—	38,735

Intersegment revenues
Services	2	31	9,524	—	(9,557)	—
Products	—	—	2,342	—	(2,342)	—

Total intersegment revenues	2	31	11,866	—	(11,899)	—

Investment income	79	42	—	58	212	391

Total revenues	25,106	10,581	12,890	2,236	(11,687)	39,126

Operating expenses:
Benefits	21,048	8,471	—	1,802	(336)	30,985
Operating costs	2,767	1,744	12,340	436	(11,457)	5,830
Depreciation and amortization	130	89	87	16	(27)	295

Total operating expenses	23,945	10,304	12,427	2,254	(11,820)	37,110

Income (loss) from operations	1,161	277	463	(18)	133	2,016
Interest expense	—	—	—	—	105	105

Income (loss) before income taxes	$1,161	$277	$463	$(18)	$28	$1,911

Benefit ratio	84.2%	83.6%		96.4%		83.7%
Operating cost ratio	11.1%	16.5%	95.7%	20.0%		15.1%

Humana Inc.

Consolidated Balance Sheets

Dollars in millions, except share amounts

	March 31,	December 31,	Sequential Change
	2013	2012	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$1,398	$1,306
Investment securities	8,141	8,001
Receivables, net	1,321	733
Other	1,818	1,670

Total current assets	12,678	11,710	$968	8.3%
Property and equipment, net	1,119	1,098
Long-term investment securities	1,824	1,846
Goodwill	3,641	3,640
Other	1,712	1,685

Total assets	20,974	19,979	$995	5.0%

Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	4,090	3,779
Trade accounts payable and accrued expenses	2,321	2,042
Book overdraft	290	324
Unearned revenues	243	230

Total current liabilities	6,944	6,375	$569	8.9%
Long-term debt	2,608	2,611
Future policy benefits payable	1,924	1,858
Other long-term liabilities	334	288

Total liabilities	11,810	11,132	$678	6.1%

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 195,022,433 issued at March 31, 2013	32	32
Capital in excess of par value	2,140	2,101
Retained earnings	8,311	7,881
Accumulated other comprehensive income	328	386
Treasury stock, at cost, 37,520,682 shares at March 31, 2013	(1,647)	(1,553)

Total stockholders’ equity	9,164	8,847	$317	3.6%

Total liabilities and stockholders’ equity	$20,974	$19,979	$995	5.0%

Debt-to-total capitalization ratio	22.2%	22.8%
Return on Invested Capital (ROIC)—trailing 12 months	13.4%	11.5%

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Three Months Ended March 31,		Dollar	Percentage
	2013	2012	Change	Change
Cash flows from operating activities
Net income	$473	$248
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	102	78
Net realized capital gains	(5)	(4)
Stock-based compensation	32	40
Benefit from deferred income taxes	—	(9)
Changes in operating assets and liabilities excluding the effects of acquisitions:
Receivables	(588)	(255)
Other assets	(130)	(138)
Benefits payable	311	284
Other liabilities	190	52
Unearned revenues	13	2,034
Other	14	16

Net cash provided by operating activities	412	2,346	($1,934)	-82.4%

Cash flows from investing activities
Acquisitions, net of cash acquired	(5)	(56)
Purchases of property and equipment	(90)	(86)
Purchases of investment securities	(783)	(714)
Proceeds from maturities of investment securities	294	424
Proceeds from sales of investment securities	192	242

Net cash used in investing activities	(392)	(190)	($202)	-106.3%

Cash flows from financing activities
Receipts from contract deposits, net	236	298
Repayment of long-term debt	—	(36)
Change in book overdraft	(34)	(12)
Common stock repurchases	(94)	(151)
Excess tax benefit from stock-based compensation	1	20
Dividends paid	(42)	(41)
Proceeds from stock option exercises and other	5	45

Net cash provided by financing activities	72	123	($51)	-41.5%

Increase in cash and cash equivalents	92	2,279
Cash and cash equivalents at beginning of period	1,306	1,377

Cash and cash equivalents at end of period	$1,398	$3,656

Humana Inc.

Key Income Statement Ratios and Segment Operating Results

Dollars in millions

	Three Months Ended March 31,			Percentage
	2013	2012	Difference	Change
Benefit ratio
Retail	85.9%	87.5%	-1.6%
Employer Group	79.6%	81.2%	-1.6%
Other Businesses	81.7%	92.4%	-10.7%
Consolidated	83.0%	85.4%	-2.4%
Operating cost ratio
Retail	8.9%	10.4%	-1.5%
Employer Group	15.5%	16.6%	-1.1%
Healthcare Services	95.7%	95.6%	0.1%
Other Businesses	33.0%	9.5%	23.5%
Consolidated	13.9%	13.7%	0.2%
Detail of pretax income
Retail	$350	$128	$222	173.4%
Employer Group	$205	$129	$76	58.9%
Healthcare Services	$125	$125	$0	0.0%
Other Businesses	$58	$5	$53	1060.0%
Consolidated	$730	$390	$340	87.2%

Humana Inc.

Healthcare Services Segment Metrics

	Quarter Ended	Quarter Ended
	March 31, 2013	December 31, 2012	Difference
Primary Care Providers:
Risk (D)
Owned / JV	4,100	4,200	(100)	-2.4%
Contracted	2,100	1,200	900	75.0%
Path-to-Risk (E)	21,600	18,200	3,400	18.7%
Care Management Professionals:
Employed	3,400	3,300	100	3.0%
Contracted	4,200	3,400	800	23.5%

Total	7,600	6,700	900	13.4%

Care Management Statistics:
Number of members with complex chronic conditions in Humana Chronic Care Program	180,300	151,100	29,200
Number of high-risk discharges managed by Humana Transitions Program	2,100	1,300	800

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Quarter Ended	Quarter ended
	March 31, 2013	December 31, 2012	Difference
Pharmacy:
Generic Dispense Rate
Retail	86.2%	85.9%	0.3%
Employer Group	79.3%	78.1%	1.2%
Total	85.4%	85.0%	0.4%

Mail-Order Penetration
Retail	22.9%	22.2%	0.7%
Employer Group	14.6%	14.6%	0.0%
Total	21.9%	21.3%	0.6%

				Percentage
			Difference	Change
Script volume
Retail	58,900	54,100	4,800	8.9%
Employer Group	7,700	7,200	500	6.9%

Total	66,600	61,300	5,300	8.6%

Humana Inc.

Membership Detail

In thousands

	Ending	Average	Ending	Year-over-year Change		Ending	Sequential Change
	March 31, 2013	1Q13	March 31, 2012	Amount	Percent	December 31, 2012	Amount	Percent
Medical Membership:
Retail
Medicare Advantage	2,012.1	2,010.9	1,883.8	128.3	6.8%	1,927.6	84.5	4.4%
Medicare stand-alone PDPs	3,202.3	3,197.7	2,940.6	261.7	8.9%	3,052.7	149.6	4.9%
Individual commercial	460.8	453.7	442.0	18.8	4.3%	444.0	16.8	3.8%
State-based Medicaid	73.3	76.2	46.1	27.2	59.0%	52.1	21.2	40.7%
Medicare Supplement	87.6	87.1	67.3	20.3	30.2%	77.4	10.2	13.2%

Total Retail	5,836.1	5,825.6	5,379.8	456.3	8.5%	5,553.8	282.3	5.1%

Employer Group
Medicare Advantage fully-insured	412.8	411.6	357.7	55.1	15.4%	370.8	42.0	11.3%
Medicare Advantage ASO	0.0	0.0	28.1	(28.1)	-100.0%	27.7	(27.7)	-100.0%
Medicare stand-alone PDPs	3.8	3.9	4.2	(0.4)	-9.5%	4.4	(0.6)	-13.6%
Fully-insured medical commercial	1,197.8	1,203.2	1,182.8	15.0	1.3%	1,211.8	(14.0)	-1.2%
ASO commercial	1,200.8	1,204.3	1,236.6	(35.8)	-2.9%	1,237.7	(36.9)	-3.0%

Total Employer Group	2,815.2	2,823.0	2,809.4	5.8	0.2%	2,852.4	(37.2)	-1.3%

Other Businesses
Military Services	3,111.8	3,110.7	3,021.7	90.1	3.0%	3,123.9	(12.1)	-0.4%
Puerto Rico Medicaid and other	550.7	554.1	556.7	(6.0)	-1.1%	558.7	(8.0)	-1.4%

Total Other Businesses	3,662.5	3,664.8	3,578.4	84.1	2.4%	3,682.6	(20.1)	-0.5%

Total Medical Membership	12,313.8	12,313.4	11,767.6	546.2	4.6%	12,088.8	225.0	1.9%

Specialty Membership:
Retail
Dental—fully-insured	687.7	672.2	626.0	61.7	9.9%	691.5	(3.8)	-0.5%
Vision	131.2	125.9	90.2	41.0	45.5%	118.7	12.5	10.5%
Other supplemental benefits (F)	140.7	139.4	131.7	9.0	6.8%	138.5	2.2	1.6%

Total Retail	959.6	937.5	847.9	111.7	13.2%	948.7	10.9	1.1%

Employer Group
Dental—fully-insured	2,503.9	2,510.0	2,386.2	117.7	4.9%	2,446.4	57.5	2.4%
Dental—ASO	867.9	871.2	852.4	15.5	1.8%	868.3	(0.4)	0.0%
Vision	2,543.6	2,543.5	2,418.3	125.3	5.2%	2,525.0	18.6	0.7%
Other supplemental benefits (F)	1,358.6	1,340.0	1,192.4	166.2	13.9%	1,296.5	62.1	4.8%

Total Employer Group	7,274.0	7,264.7	6,849.3	424.7	6.2%	7,136.2	137.8	1.9%

Total Specialty Membership	8,233.6	8,202.2	7,697.2	536.4	7.0%	8,084.9	148.7	1.8%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

					Per Member per Month (G)
	Three Months Ended March 31,		Dollar	Percentage	Three Months Ended March 31,
	2013	2012	Change	Change	2013	2012
Premiums and Services Revenue
Retail:
Medicare Advantage	$5,736	$5,093	$643	12.6%	$951	$924
Medicare stand-alone PDPs	761	726	35	4.8%	79	83
Individual commercial	236	211	25	11.8%	173	161
State-based Medicaid	79	46	33	71.7%	346	321
Medicare Supplemental	43	33	10	30.3%	165	165
Specialty	49	38	11	28.9%	17	15
ASO & other services (B)	2	6	(4)	-66.7%

Total Retail	6,906	6,153	753	12.2%

Employer Group:
Medicare Advantage fully-insured	1,190	1,025	165	16.1%	964	956
Medicare stand-alone PDPs	2	2	—	0.0%
Fully-insured medical commercial	1,268	1,242	26	2.1%	351	349
Specialty	275	260	15	5.8%	14	14
ASO & other services (B)	99	101	(2)	-2.0%

Total Employer Group	2,834	2,630	204	7.8%

Healthcare Services:
Pharmacy solutions	3,094	2,933	161	5.5%
Provider services	509	281	228	81.1%
Home care services	83	36	47	130.6%
Integrated behavioral health	32	34	(2)	-5.9%

Total Healthcare Services	3,718	3,284	434	13.2%

Other Businesses:
Military services (H)	110	906	(796)	-87.9%
Puerto Rico Medicaid and other (I)	239	211	28	13.3%	131	124

Total Other Businesses	$349	$1,117	$(768)	-68.8%

Humana Inc.

Medicare Summary

Premiums in millions, except per member per month

Membership in thousands

					Per Member per Month (G)
	Three Months Ended March 31,		Year-over-year Change		Three Months Ended March 31,
	2013	2012	Amount	Percent	2013	2012
Premiums
Medicare Advantage	$6,926	$6,118	$808	13.2%	$953	$929
Medicare stand-alone PDPs	763	728	35	4.8%	79	83

Total Medicare	$7,689	$6,846	$843	12.3%

	Ending	Ending	Year-over-year Change
	March 31, 2013	March 31, 2012	Amount	Percent
Fully-Insured Membership
Medicare Advantage	2,424.9	2,241.5	183.4	8.2%
Medicare stand-alone PDPs	3,206.1	2,944.8	261.3	8.9%

Total Medicare	5,631.0	5,186.3	444.7	8.6%

			Member Mix
	Ending	Ending	March 31	March 31
	March 31, 2013	March 31, 2012	2013	2012
Retail Segment Detail
Medicare Advantage Membership
HMO	1,015.0	910.8	50.4%	48.3%
PPO	997.1	973.0	49.6%	51.7%

Total Individual Medicare	2,012.1	1,883.8	100.0%	100.0%

Medicare Advantage Membership
Risk (D)	530.3	497.9	26.3%	26.4%
Path-to-Risk (E)	408.0	303.0	20.3%	16.1%
Other	1,073.8	1,082.9	53.4%	57.5%

Total Individual Medicare	2,012.1	1,883.8	100.0%	100.0%

Humana Inc.

Investments

Dollars in millions

	Fair value
	3/31/2013	12/31/2012	3/31/2012
Investment Portfolio:
Cash & cash equivalents	$1,398	$1,306	$3,656
Investment securities	8,141	8,001	7,889
Long-term investments	1,824	1,846	1,704

Total investment portfolio	$11,363	$11,153	$13,249

Duration (J)	4.21	4.02	3.33

Average Credit Rating	AA-	AA-	AA-

Investment Portfolio Detail:
Cash and cash equivalents	$1,398	$1,306	$3,656

U.S. Government and agency obligations
U.S. Treasury and agency obligations	552	618	550
U.S. Government residential mortgage-backed	1,585	1,569	1,725
U.S. Government commercial mortgage-backed	33	34	33

Total U.S. Government and agency obligations	2,170	2,221	2,308

Tax-exempt municipal securities
Pre-refunded	322	311	304
Insured	613	627	645
Other	2,235	2,120	1,928
Auction rate securities	13	13	15

Total tax-exempt municipal securities	3,183	3,071	2,892

Residential mortgage-backed
Prime residential mortgages	29	32	38
Alt-A residential mortgages	1	1	2
Sub-prime residential mortgages	1	1	1

Total residential mortgage-backed	31	34	41

Commercial mortgage-backed	694	659	437

Asset-backed securities	85	68	74

Corporate securities
Financial services	889	864	867
Other	2,913	2,930	2,974

Total corporate securities	3,802	3,794	3,841

Total investment portfolio	$11,363	$11,153	$13,249

Humana Inc.

Detail of Benefits Payable Balance and Year-to-Date Changes

Dollars in millions

	March 31,	March 31,	December 31,
	2013	2012	2012
Detail of benefits payable
IBNR and other benefits payable (K)	$3,442	$2,918	$3,158
Unprocessed claim inventories (L)	327	376	302
Processed claim inventories (M)	150	262	230
Payable to pharmacy benefit administrator (N)	169	199	85

Benefits payable, excluding military services	4,088	3,755	3,775
Military services benefits payable (O)	2	353	4

Total Benefits Payable	$4,090	$4,108	$3,779

	Three Months Ended	Three Months Ended	Year Ended
	March 31, 2013	March 31, 2012	December 31, 2012
Year-to-date changes in benefits payable, excluding military services (P)
Balances at January 1	$3,775	$3,415	$3,415
Acquisitions	—	70	66
Incurred related to:
Current year	8,476	7,652	30,198
Prior years (Q)	(266)	(141)	(257)

Total incurred	8,210	7,511	29,941

Paid related to:
Current year	(5,255)	(4,795)	(26,738)
Prior years	(2,642)	(2,446)	(2,909)

Total paid	(7,897)	(7,241)	(29,647)

Balances at end of period	$4,088	$3,755	$3,775

	Three Months Ended	Three Months Ended	Year Ended
	March 31, 2013	March 31, 2012	December 31, 2012
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$8,210	$7,511	$29,941
Military services benefit expense	(40)	813	908
Future policy benefit expense (R)	25	26	136

Consolidated Benefit Expense	$8,195	$8,350	$30,985

Humana Inc.

Benefits Payable Statistics (S)

Receipt Cycle Time (T)

	2013	2012	Change	Percentage Change
1st Quarter Average	12.5	13.0	(0.5)	-3.8%
2nd Quarter Average		13.7	n/a	n/a
3rd Quarter Average		13.0	n/a	n/a
4th Quarter Average		12.8	n/a	n/a

Full Year Average	12.5	13.1	(0.6)	-4.6%

Unprocessed Claims Inventories

Date	Estimated Valuation (millions)	Claim Item Counts (000s)	Number of Days on Hand
3/31/2011	$482	1,197	6.0
6/30/2011	$410	1,093	5.1
9/30/2011	$419	1,272	5.7
12/31/2011	$280	599	2.8
3/31/2012	$376	1,028	4.2
6/30/2012	$310	1,077	4.2
9/30/2012	$380	1,440	5.7
12/31/2012	$302	1,061	4.1

3/31/2013	$327	1,247	4.7

Humana Inc.

Benefits Payable Statistics (Continued) (S)

Days in Claims Payable (U)

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
3/31/2011	55.5	1.3	2.4%
6/30/2011	56.0	(1.0)	-1.8%
9/30/2011	54.2	(3.6)	-6.2%
12/31/2011	52.5	(1.0)	-1.9%
3/31/2012	50.1	(5.4)	-9.7%
6/30/2012	51.0	(5.0)	-8.9%
9/30/2012	51.6	(2.6)	-4.8%
12/31/2012	48.5	(4.0)	-7.6%

3/31/2013	49.0	(1.1)	-2.2%

Year-to-Date Change in Days in Claims Payable (V)

	2013	2012
DCP—beginning of period	48.5	52.5
Components of change in DCP:
Change in unprocessed claims inventories	0.3	(0.1)
Change in processed claims inventories	1.1	0.3
Change in pharmacy payment cutoff	—	(0.1)
Change in capitation/provider settlements	(0.8)	(4.3)
All other	(0.1)	0.2

DCP—end of period	49.0	48.5

Humana Inc.

Footnotes to Statistical Schedules and Supplementary Information

1Q13 Earnings Release

(A)	The Medicaid and other category includes the company’s Medicaid business as well as the closed block of long-term care.
(B)	The ASO and other category is primarily comprised of ASO fees and other ancillary services fees.
(C)	Beginning on January 1, 2013, the company reclassified certain businesses and renamed its Health and Well-Being Services segment as Healthcare Services. Prior periods were recast to conform to the current presentation.
(D)	In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider and, we believe, better quality care for the member.
(E)	A path-to-risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(F)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(G)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(H)	Military services revenues are generally not contracted on a per-member basis.
(I)	Includes premiums associated with Puerto Rico Medicaid and the closed block of long-term care as well as services revenue.
(J)	Duration is the time-weighted average of the present value of the fixed income portfolio cash flows.
(K)	IBNR represents an estimate of benefits expense payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, benefit claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR). Other benefits payable includes amounts payable to providers under capitation arrangements.
(L)	Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed.
(M)	Processed claim inventories represent the estimated valuation of processed claims that are in the post-claim-adjudication process, which consists of operating functions such as audit and check batching and handling.
(N)

The balance due to the company’s pharmacy benefit administrator fluctuates as a result of the number of business days in the last payment cycle of the month. Payment cycles are every 8 days (8th, 16th, and 24th of month) and the last day of the month.

(O)	Military services benefits payable primarily consist of IBNR related to the company’s previous contract that expired on March 31, 2012.
(P)	The table excludes activity associated with military services benefits payable related to the previous contract that expired March 31, 2012.
(Q)	Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.
(R)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet.
(S)	Benefits reserves statistics represents fully-insured medical claims data and excludes military services claims data and specialty benefits.
(T)	The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for the company’s largest claim processing platforms represent approximately 93% of the company’s fully-insured medical claims volume. Pharmacy and specialty claims, including dental, vision and other supplemental benefits, are excluded from this measurement.
(U)	A common metric for monitoring benefits payable levels relative to the benefit expense is days in claims payable, or DCP, which represents the benefits payable at the end of the period divided by average benefits expense per day in the quarterly period.
(V)	DCP fluctuates due to a number of factors, the more significant of which are detailed in this roll forward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter. This analysis excludes the impact upon DCP of military services and Medicare stand-alone PDPs.